                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.1

                              COMPUTATION OF RATIOS

The ratio of earnings to fixed charges for the periods indicated below were as follows:

                                                52 WEEKS      52 WEEKS     52 WEEKS      52 WEEKS      44 WEEKS
                                                  ENDED        ENDED         ENDED         ENDED        ENDED
                                                ---------------------------------------------------------------
                                                JUNE 28,      JUNE 29,     JUNE 30,       JULY 1,      JULY 3,
                                                  2003          2002         2001          2000          1999
                                                ---------------------------------------------------------------
Ratio of earnings to fixed charges                 -----         -----        -----         -----         -----

Deficiency in the coverage of fixed charges     $ 15,702      $ 80,009     $ 11,985      $ 16,539      $    827
by earnings (in thousands of dollars)

For purposes of calculating the above ratios, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. The ratio of earnings to fixed charges equals earnings divided by fixed charges.